SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FISHER COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Note:

FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2003

To the Shareholders of Fisher Communications, Inc:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Company”) will be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 24, 2003, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect four (4) directors for a term of three years or until their successors have been elected and qualified.

2.	WHATEVER OTHER BUSINESS may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has established the close of business on March 13, 2003, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. Family members are welcome to accompany you at the meeting.

March 28, 2003

BY ORDER OF THE BOARD OF DIRECTORS

Sharon J. Johnston, Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy and return it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. If you attend the meeting in person, your Proxy may be revoked and you may personally vote your shares even though you have previously returned your Proxy.

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.

600 University Street

Suite 1525

Seattle, Washington 98101

(206) 404-7000

This Proxy Statement and the accompanying form of Proxy are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about March 28, 2003 for use in connection with the Annual Meeting of Shareholders of the Company to be held on April 24, 2003.

ABOUT THE ANNUAL MEETING

When and where is the meeting?

The Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Annual Meeting”) will be held at 10:00 a.m. on Thursday, April 24, 2003, at Fisher Plaza, 140 4th Avenue North, Seattle, Washington. (The entrance to the Fisher Plaza garage is on John Street.)

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company’s management will report on the performance of the Company during 2002 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date March 13, 2003, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Family members are welcome to accompany you at the meeting. Admission to the meeting will be by admission card only. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission card by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 8,594,060 shares of common stock of the Company were outstanding.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you have directed. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders that wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request to the Secretary of the Company, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR the nominees to be elected as directors as set forth in this Proxy Statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.    Directors will be elected by a plurality of the votes cast at the Annual Meeting by Company shareholders present in person or by proxy and entitled to vote. In the election of directors, a shareholder may either (i) cumulate his or her shares and give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by the number of nominees; or (ii) vote his or her shares, multiplied by the number of nominees, equally among the nominees for election. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Under the rules of the National Association of Securities Dealers (“NASD”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients as to the election of directors may vote their clients’ proxies in their own discretion with respect to such proposals. Accordingly, there cannot be any broker nonvotes on this matter.

Other Items.    If any other item is properly brought before the meeting, such item will be approved if the votes cast in favor of the item exceed the votes cast opposing the item. Abstentions with respect to any such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and, if so, will not be counted in determining the number of shares necessary for approval.

Who will bear the cost of soliciting votes for the meeting?

The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company, by use of the mails, or by telephone, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the expenses of Georgeson Shareholder Communications Inc. described below.

The Company has retained Georgeson Shareholder Communications Inc. to help it obtain proxies. The Company will pay the costs of their services, which is estimated to be approximately $1,000, plus reasonable costs and expenses.

BUSINESS OF THE MEETING

There is one matter being presented for consideration by the shareholders at the Annual Meeting.

Proposal No. 1—Election Of Directors

General

The Company’s Amended and Restated Articles of Incorporation (“Articles”) provide that the number of directors must fall within a range of 9 and 19, the exact number to be determined pursuant to the Company’s Bylaws. The Bylaws currently provide that the Board will consist of 11 directors. The number of directors may be changed by amending the Bylaws. The Articles also provide that the Board of Directors may fill vacancies created on the Board, provided that the number of directors shall at no time exceed 19.

Directors are elected for terms of three years and until their successors have been elected and qualified. The Company’s Articles and Bylaws require that the terms of the directors be staggered such that approximately one-third of the directors is elected each year.

In accordance with the above, the Board of Directors has nominated James W. Cannon, Phelps K. Fisher, Jacklyn F. Meurk and Jerry A. St. Dennis for election as directors for three-year terms to expire in the year 2006. All four nominees are presently directors of the Company. If such nominees should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

The Board Of Directors Recommends That You Vote

FOR The Nominees To Be Elected As Directors

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

The following tables set forth certain information with respect to nominees for director and directors whose terms continue. The table below includes (i) the age of each director as of December 31, 2002, (ii) principal occupation of each director during the past five years and (iii) the year first elected or appointed as director.

Name and Age	Principal Occupation Of Director During Last Five Years	Director Since:

NOMINEES FOR DIRECTORS FOR THREE YEAR TERM EXPIRING IN 2006

James W. Cannon, 75	Retired Executive Vice President, SAFECO Corporation and Retired President of its Property and Casualty Insurance Companies	1993

Phelps K. Fisher, 68	Executive Vice President – Marketing, Fisher Broadcasting Co. through September 1999; thereafter he was retired	1979

Jacklyn F. Meurk, 81	Community and business affairs, including Virginia Mason Medical Center Board of Governors and Virginia Mason Foundation	1973

Jerry A. St. Dennis, 60	Associated with Cascade Investment, L.L.C. since 2000; Managing Director of John Rutledge Investors II	2003

CONTINUING DIRECTORS WITH TERM EXPIRING 2004

Carol H. Fratt, 58	Landscape design and community affairs	1993

Donald G. Graham, Jr., 79	Chairman of the Board; retired Chairman & CEO of the Company	1972

Donald G. Graham, III, 48	Commercial photography	1993

William W. Krippaehne, Jr., 51(1)	President & CEO of the Company	1982

CONTINUING DIRECTORS WITH TERM EXPIRING 2005

Jean F. McTavish, 80	Community Affairs	1979

George F. Warren, 68	Business Affairs and Land Development	1999

William W. Warren, Jr., 64	Professor of Physics; director, W.M. Keck Nuclear Magnetic Resonance Laboratory, Oregon State University	1992

(1)	Mr. Krippaehne is also a director of SAFECO Corporation, a publicly traded company.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and Committees of the Company during the fiscal year ended 2002.

How Often Did the Board Meet during 2002?

The Company held nine Board meetings in 2002. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served.

What Committees Has the Board Established?

The standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee.

The Executive Committee has authority to exercise all of the authority of the Board of Directors, as permitted under Washington law. Additionally, the Executive Committee has the power and duty to vote the stock of all subsidiaries of the Company and to make all decisions and determinations with respect to such subsidiaries. The Committee met one time during the year. For fiscal year 2002 members of the Executive Committee consisted of Messrs. Fisher, D. Graham, Jr. and Krippaehne, Ms. McTavish and Ms. Meurk.

Audit Committee.    The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is included in this proxy statement as Appendix A. Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

•	As necessary, take reasonable steps to confirm with the outside auditor that the outside auditor shall report directly to the Audit Committee.

•	Resolve disagreements between management and the outside auditor.

•	Approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor.

•	Pre-approve the retention of the outside auditor for all audit and non-audit services.

•	Take reasonable steps to confirm the independence of the outside auditor.

•	Consider, in consultation with the outside auditor, the audit scope and plan.

•	Review with the outside auditor the coordination of the audit effort for the effective use of audit resources.

•	Evaluate the outside auditor’s performance and independence.

•	Ensure that the outside auditor’s lead partner and reviewing partner are replaced every five years.

•	Review filings with the Securities and Exchange Commission.

•	Consider and review with the outside auditor the adequacy of the company’s internal controls.

•	Review and discuss with management and the outside auditor, at the completion of the annual examination, the company’s audited financial statements and related footnotes, the outside auditor’s audit of the financial statements and their report thereon, and any serious difficulties or disputes with management encountered during the course of the audit.

•	Consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan.

The Committee held five meetings during the year. For fiscal year 2002 members of the Audit Committee consisted of Messrs. Cannon, D. Graham, Jr., W. Warren, Jr., Ms. McTavish and Ms. Meurk, and Mr. Mangels who retired in February 2003. Mr. Cannon was appointed to the Audit Committee in September 2002 and was elected Chairman of the Audit Committee in February 2003. Mr. Fisher was appointed as a member of the Audit Committee in February 2003. Pursuant to the listing standards of the NASD, an Audit Committee of a company listed on Nasdaq will be required to consist of at least three independent directors. The Company believes that all of the current members of the Audit Committee are deemed to be independent under the listing standards of the NASD.

The Compensation Committee reviews and approves, in advance, the Company’s retirement and benefit plans, determines the compensation of officers of the Company and in certain circumstances, key management employees of the subsidiaries, and authorizes and approves bonus and incentive programs for executive personnel. The Compensation Committee also reviews and recommends changes in compensation for members of the Board of Directors and its Chairman and administers the Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001. The Committee held eight meetings during the year. For fiscal year 2002 members of the Compensation Committee consisted of Messrs. Cannon, D. Graham, Jr., Fisher, and Mangels who retired in February 2003.

The Nominating Committee considers and recommends to the Board of Directors nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its Committees. The Committee held three meetings during the year. The Nominating Committee will not consider nominees recommended by security holders. For fiscal year 2002 members of the Nominating Committee consisted of Messrs. Cannon, Fisher, D. Graham, Jr., W. Warren, Jr., Ms. McTavish and Ms. Meurk. Mr. Cannon was elected to the Nominating Committee in April 2002. Mr. Fisher was elected Chairman of the Nominating Committee in March 2003.

How Are Directors Compensated?

The Board of Directors of the Company is currently comprised of 11 directors, one of whom is a salaried employee of the Company. The members of the Company’s Board of Directors who are not officers of the Company, or its subsidiaries, receive an annual retainer of $16,000. The Chairman of the Board of Directors receives a total annual retainer of $55,000. In addition, every director receives a fee of $1,000 for each Board of Directors or Committee meeting attended. The Company also pays the Chairmen of the Audit Committee and the Compensation Committee an additional annual retainer of

$4,000. Directors are reimbursed for travel expenses incurred, and receive a per diem payment of $200, in connection with travel to and from Board of Directors or Committee meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2002. Mr. D. Graham, Jr. was the Chief Executive Officer of the Company from January 1974 to May 1993. Mr. Fisher served as the Executive Vice President, Marketing of Fisher Broadcasting Company from May 1993 to September 1999. As of February 28, 2003, the Company was indebted under certain working capital loans to certain directors or to entities in which such directors have a direct or indirect interest or serve in some capacity, including $592,000 to a trust of which Mr. D. Graham, Jr., is a trustee.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.    The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent auditors. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent auditors, the audit scope and plan.

Review with Management and Independent Accountants.    In this context, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2002 and the independent auditors’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2002, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors.

This report is submitted over the names of the members of the Audit Committee.

James W. Cannon, Chair

Phelps K. Fisher

Donald G. Graham, Jr.

Jean F. McTavish

Jacklyn F. Meurk

William W. Warren, Jr.

Audit and Related Fees

Audit Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP during fiscal 2002 for professional services for the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s reports on Form 10-Q were $292,250.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by PricewaterhouseCoopers LLP to the Company during fiscal 2002 for financial information systems design and implementation services.

All Other Fees.    The aggregate fees billed during fiscal 2002 to the Company for all other services rendered by PricewaterhouseCoopers LLP, including fees for preparation of taxes and fees relating to benefit plans, were $140,890.

The Audit Committee has considered whether the provision of services rendered above for (a) financial information systems design and implementation fees, and (b) all other fees, is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning executive officers of the Company (or its subsidiaries) and their ages on December 31, 2002.

Name and Age	Position and Occupation for Past Five Years
William W. Krippaehne, Jr., 51	President and CEO of Fisher Communications, Inc. since 1993

Warren J. Spector, 44	Executive Vice President and COO of Fisher Communications, Inc. since 1999

CFO of Retlaw Enterprises, Inc. from 1992 to 1999

David D. Hillard, 60	Senior Vice President and CFO since 1996

Assistant Secretary of Fisher Communications, Inc. since February 2001

Secretary of Fisher Communications, Inc. from 1992 to 2001

Benjamin W. Tucker, 55	President of Fisher Broadcasting Company since 2001

Executive Vice President of Broadcasting Operations of Fisher Broadcasting Company during 2001

Senior Vice President of Fisher Television Regional Group—Fisher Broadcasting Company from 1999 to 2001

Vice President of Retlaw Enterprises, Inc. from 1991 to 1999

Mark A. Weed, 55	President of Fisher Properties Inc. since 1991

Kirk G. Anderson, 44	President of Fisher Media Services Company since 2001

Vice President Management & Operations of Fisher Properties Inc. from 1991 to 2001

Sharon J. Johnston, 54	Senior Vice President, Corporate Secretary of Fisher Communications, Inc. since 2001

Assistant Secretary of Fisher Communications, Inc. from 2000 to 2001

Senior Vice President/Administration & Corporate Secretary of Fisher Broadcasting Company from 1997 to 2001

Mel L. Martin, 54	Senior Vice President, Chief Research Officer of Fisher Communications, Inc. since 2001

Director of New Media of Fisher Communications, Inc. from 1998 to 2001

Senior Project Manager of The British Broadcasting Company from 1994 to 1998

Name and Age	Position and Occupation for Past Five Years
Christopher G. Wheeler, 57	Senior Vice President, Chief Communications Officer of Fisher Communications, Inc. since 2001

Vice President, Communications of Fisher Communications, Inc. from 2000 to 2001

Director of Communications of Fisher Communications, Inc. from 1997 to 2000

Vice President for West Coast Operations of Rowan & Blewitt, Inc. from 1990 to 1997

Laura J. Boyd, 47	Vice President Human Resources of Fisher Communications, Inc. since 2001

Director of Rewards, Benefits & HRIS of The Seattle Times Company from 1998 to 2001

Compensation Benefits Manager for The Seattle Times Company from 1988 to 1998

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is provided regarding the compensation paid by the Company or its subsidiaries, as the case may be, to the Chief Executive Officer of the Company and the four other most highly compensated executive officers who served as executive officers of the Company or its subsidiaries at the end of fiscal year 2002.

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
Name and Position	Year	Salary		Bonus(1)	Other Annual Compensation (2)(3)	Restricted Stock Awards(4)	Securities underlying options(5)	All other Compensation(6)
William W. Krippaehne, Jr. President and CEO	2002 2001 2000	$ $ $	500,000 535,000 535,000	$115,000 0 475,000	$787 1,947 3,438	— — —	— 27,000 27,000	$8,000 5,100 5,100
Warren J. Spector Executive Vice President and COO	2002 2001 2000	$ $ $	317,000 320,000 300,000	$85,000 0 150,000	— — —	— — —	— 12,500 13,650	$8,000 5,100 5,100
Benjamin W. Tucker(7) President, Fisher Broadcasting Co.	2002 2001 2000	$ $ $	290,000 310,000 260,853	$75,000 0 200,000	— — —	— — —	— 9,000 7,950	$8,000 5,100 5,100
David D. Hillard Senior Vice President, Chief Financial Officer & Assistant Secretary	2002 2001 2000	$ $ $	219,000 230,000 220,000	$80,000 0 88,000	$145 358 632	— — —	— 6,000 5,950	$8,000 5,100 5,100
Mark A. Weed President, Fisher Properties Inc.	2002 2001 2000	$ $ $	214,000 230,000 230,000	$75,000 57,000 115,000	$135 348 660	— — —	— 5,000 6,800	$8,000 5,100 5,100

(1)	Bonuses in 2000 and 2001 were for performance in the year indicated, but were paid in subsequent year. Bonuses paid in 2002 were for performance in 2002.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including an automobile allowance and the payment of certain club dues. In the opinion of management, the costs to the Company of providing such benefits to any individual executive officer during the years ended December 31, 2002, 2001, or 2000 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses reported for the individual.

(3)	This column reflects dividends paid on stock rights awarded under the Amended and Restated Fisher Communications Incentive Plan of 1995, formerly known as the Fisher Companies Incentive Plan of 1995 (the “1995 Plan”). See footnote (4) below.

(4)	No restricted stock awards were made for 2002, 2001 or 2000 performance. The aggregate market value of unvested restricted stock rights held on December 31, 2002 are: Mr. Krippaehne $36,904, Mr. Hillard $6,537 and Mr. Weed $4,218. The 1995 Plan provides for the annual payment of additional compensation to persons holding restricted stock rights in an amount equal to any dividend that would have been payable to the holder of such rights if the holder had owned the stock subject to such rights.

(5)	The information for 2001 in this column reflects the number of shares of Company common stock issuable upon exercise of stock options that were granted on February 13, 2002 and April 25, 2002 for the fiscal year 2001, pursuant to the Fisher Communications Incentive Plan of 2001.

(6)	This column reflects Company contributions to the Fisher 401(k) Retirement Plan.

(7)	Mr. Tucker was employed by Fisher Broadcasting Company on July 1, 1999 and was elected President on April 30, 2001.

Stock Options

Option Grants.    The following table sets forth certain information about stock options granted during 2002 to the executive officers named in the “Summary Compensation Table” above (the “named executive officers”), pursuant to the Fisher Communication Incentive Plan of 2001. All such stock options were granted on February 13, 2002, except for Mr. Weed’s options which were granted on April 25, 2002.

Option/SAR Grants in Fiscal Year 2002

Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
William W. Krippaehne, Jr.	27,000	26.5%	$36.86	2/13/12	$625,889	$1,586,124
Warren J. Spector	12,500	12.3%	36.86	2/13/12	289,763	734,317
Benjamin W. Tucker	9,000	8.8%	36.86	2/13/12	208,630	528,708
David D. Hillard	6,000	5.9%	36.86	2/13/12	139,086	352,472
Mark A. Weed	5,000	4.9%	47.75	4/25/12	150,149	380,506

(1)	The options are non-qualified stock options and become exercisable in five equal annual installments beginning March 15, 2003.

(2)	The per-share option exercise price represents the fair market value of the Company’s Common Stock at the date of grant, based on the average of the high and low price of such Common Stock on such date.

(3)	The dollar amounts under these columns result from calculations at 5% and 10% assumed appreciation rates and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Company common stock.

Option Exercises.    The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans during the year ended December 31, 2002 by the named executive officers, and stock options held at year end.

Aggregated Option Exercises in Last Fiscal Year

And Year End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Securities Underlying Options at Year End		Value of In-the-Money Unexercised Options at Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William W. Krippaehne, Jr.	0	$0	64,320	72,780	$204,204	$428,220
Warren J. Spector	0	$0	3,330	24,320	—	198,250
Benjamin W. Tucker	0	$0	2,390	16,560	—	142,740
David D. Hillard	0	$0	9,770	15,590	—	95,160
Mark A. Weed	0	$0	17,670	17,340	40,222	24,850

(1)	On December 31, 2002, the closing price of the Company common stock was $52.72. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price per share of the stock option multiplied by the number of shares covered by the stock option.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

William W. Krippaehne, Jr.    The Company entered into a letter agreement with Mr. Krippaehne, effective as of February 11, 2003. The agreement provides for a retention bonus of $523,333, payable on the earlier of January 15, 2004 or a change in control of the Company, termination of Mr. Krippaehne’s employment as a result of certain specified events that could lead to a change in control, termination by the Company without “cause” or termination by Mr. Krippaehne for “good reason” (both terms as defined in the agreement). If prior to a change in control Mr. Krippaehne’s employment is terminated by himself, by the Company for cause or as a result of his disability, retirement or death, Mr. Krippaehne will not be entitled to the retention bonus.

The agreement provides for certain severance benefits upon Mr. Krippaehne’s termination of employment under specified circumstances. Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Krippaehne’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Krippaehne for good reason, Mr. Krippaehne will be entitled to the following benefits: (a) a severance payment in the amount of $1,570,000; (b) compensation, reimbursements and benefits accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (d) life and health insurance benefits for a period of 24 months following the date of termination; (e) payments under the Company’s Supplemental Pension Plan as if Mr. Krippaehne has reached the age of 65 upon termination; (f) full vesting of all stock options and restricted stock; and (g) reimbursement for any excise tax paid by Mr. Krippaehne under the IRS’s “golden parachute” rules.

Pursuant to the agreement, Mr. Krippaehne agrees to continue his employment with the Company for three months following a change in control or for six months following certain specified events that would result in a change in control unless his employment is terminated by the Company other than for cause or by Mr. Krippaehne for good reason.

The agreement will expire on January 15, 2004 and automatically renew for consecutive one-year periods unless terminated by the Company. In the event of a change in control, the agreement will automatically terminate on the second anniversary of the change in control.

Warren J. Spector.    The Company entered into a letter agreement with Mr. Spector, effective as of January 22, 2003. The agreement provides for a retention bonus of $312,333, payable on the earlier of January 15, 2004 or a change in control of the Company, termination of Mr. Spector’s employment as a result of certain specified events that could lead to a change in control or termination upon his death. If prior to a change in control Mr. Spector’s employment is terminated by himself, by the Company for “cause” (as defined in the agreement) or as a result of his disability or retirement, Mr. Spector will not be entitled to the retention bonus.

The agreement provides for certain severance benefits upon Mr. Spector’s termination of employment under specified circumstances. Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Spector’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Spector for “good reason” (as defined in the agreement), Mr. Spector will be entitled to the following benefits: (a) a severance payment in the amount of $312,333; (b) compensation, reimbursements and benefits accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (d) life and health insurance benefits for a period of 24 months following the date of termination; (e) full vesting of all stock options and restricted stock; and (f) reimbursement for any excise tax paid by Mr. Spector under the IRS’s “golden parachute” rules.

The agreement will expire on January 15, 2004 and automatically renew for consecutive one-year periods unless terminated by the Company. In the event of a change in control, the agreement will automatically terminate on the second anniversary of the change in control.

Benjamin W. Tucker.    The Company entered into a letter agreement with Mr. Tucker, effective as of November 15, 2002. The agreement provides for a retention bonus of $287,778, payable on the earlier of January 15, 2004 or a change in control of the Company, termination of Mr. Tucker’s employment as a result of certain specified events that could lead to a change in control or termination upon his death. If prior to a change in control Mr. Tucker’s employment is terminated by himself, by the Company for “cause” (as defined in the agreement) or as a result of his disability or retirement, Mr. Tucker will not be entitled to the retention bonus.

The agreement provides for certain severance benefits upon Mr. Tucker’s termination of employment under specified circumstances. Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Tucker’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Tucker for “good reason” (as defined in the agreement), Mr. Tucker will be entitled to the following benefits: (a) a severance payment in the amount of $287,778; (b) compensation, reimbursements and benefits accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (d) life and health insurance benefits for a period of 24 months following the date of termination; (e) full vesting of all stock options and restricted stock; and (f) reimbursement for any excise tax paid by Mr. Tucker under the IRS’s “golden parachute” rules.

Pursuant to the agreement, Mr. Tucker agrees to continue his employment with the Company for three months following a change in control or for six months following certain specified events that would result in a change in control unless his employment is terminated by the Company other than for cause or by Mr. Tucker for good reason.

The agreement will expire on January 15, 2004 and automatically renew for consecutive one-year periods unless terminated by the Company. In the event of a change in control, the agreement will automatically terminate on the second anniversary of the change in control.

David D. Hillard.    The Company entered into a letter agreement with Mr. Hillard, effective as of November 15, 2002. The agreement provides for a retention bonus of $222,167, payable on the earlier of January 15, 2004 or a change in control of the Company or termination of Mr. Hillard’s employment as a result of certain specified events that could lead to a change in control. If prior to a change in control Mr. Hillard’s employment is terminated by himself, by the Company for “cause” (as defined in the agreement) or as a result of his disability, retirement or death, Mr. Hillard will not be entitled to the retention bonus.

The agreement provides for certain severance benefits upon Mr. Hillard’s termination of employment under specified circumstances. Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Hillard’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Hillard for “good reason” (as defined in the agreement), Mr. Hillard will be entitled to the following benefits: (a) compensation, reimbursements and benefits accrued through the date of termination; (b) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (c) life and health insurance benefits for a period of 24 months following the date of termination; (d) payments under the Company’s Supplemental Pension Plan as if Mr. Hillard has reached the age of 65 upon termination; (e) full vesting of all stock options and restricted stock; and (f) reimbursement for any excise tax paid by Mr. Hillard under the IRS’s “golden parachute” rules.

Pursuant to the agreement, Mr. Hillard agrees to continue his employment with the Company for three months following a change in control or for six months following certain specified events that would result in a change in control unless his employment is terminated by the Company other than for cause or by Mr. Hillard for good reason.

The agreement will expire on January 15, 2004 and automatically renew for consecutive one-year periods unless terminated by the Company. In the event of a change in control, the agreement will automatically terminate on the second anniversary of the change in control.

Mark A. Weed.    The Company entered into a letter agreement with Mr. Weed, effective as of October 16, 2002. The agreement provides for a retention bonus of $224,667, payable on the earlier of January 15, 2004 or a change in control of the Company or termination of Mr. Weed’s employment as a result of certain specified events that could lead to a change in control. If prior to a change in control Mr. Weed’s employment is terminated by himself, by the Company for “cause” (as defined in the agreement) or as a result of his disability, retirement or death, Mr. Weed will not be entitled to the retention bonus.

The agreement provides for certain severance benefits upon Mr. Weed’s termination of employment under specified circumstances. Pursuant to the agreement, if following a change in control, or following certain specified events that could lead to a change in control, Mr. Weed’s employment is terminated by the Company other than for death, disability or for cause or by Mr. Weed for “good reason” (as defined in the agreement), Mr. Weed will be entitled to the following benefits: (a) a severance payment in the amount of $224,667; (b) compensation, reimbursements and benefits accrued through the date of termination; (c) normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plans as in effect prior to the date of termination; (d) life and health insurance benefits for a period of 24 months following the date of termination; (e) full vesting of all stock options and restricted stock; and (f) reimbursement for any excise tax paid by Mr. Weed under the IRS’s “golden parachute” rules.

Pursuant to the agreement, Mr. Weed agrees to continue his employment with the Company for three months following a change in control or for six months following certain specified events that would result in a change in control unless his employment is terminated by the Company other than for cause or by Mr. Weed for good reason.

The agreement will expire on January 15, 2004 and automatically renew for consecutive one-year periods unless terminated by the Company. In the event of a change in control, the agreement will automatically terminate on the second anniversary of the change in control.

Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001

The Fisher Companies Incentive Plan of 1995 (the “Original Plan”) was adopted by the Company and approved by the shareholders, effective April 27, 1995. In February 2001, the Board of Directors of the Company approved amendments to and a restatement of the Original Plan in the form of the Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”). The 1995 Plan was approved by the shareholders effective April 26, 2001 and continues through April 27, 2002. The Fisher Communications Incentive Plan of 2001 (the “2001 Plan”) was adopted by the Company and approved by the shareholders, effective April 26, 2001 and will continue through April 26, 2008.

Purpose of the 1995 Plan and the 2001 Plan (the “Plans”).

The purpose of the Plans is to provide selected eligible key employees of the Company and its subsidiaries with an inducement to remain in the employ of the Company and to participate in the ownership of the Company and to provide them with additional incentive to advance the interests of the Company and increase the value of the Company’s common stock. The Plans are not subject to the Employment Retirement Income Security Act of 1974, as amended, and are not qualified plans under Section 401 of the Internal Revenue Code of 1986, as amended.

The Plans authorize the grant of (i) incentive stock options, (ii) non-statutory stock options, (iii) restricted stock rights and (iv) performance stock rights. A maximum of 560,000 shares of Company common stock was available for issuance under the 1995 Plan; 387,014 were issued, net of forfeitures. The Company does not intend to grant any new options, rights or stock awards under the 1995 Plan. A maximum of 600,000 shares of Company common stock is available for issuance under the 2001 Plan; 102,000 have been issued.

Eligibility.

Participation in the Plans is limited to salaried key management employees of the Company and its subsidiaries (including officers and directors who are also salaried employees) who, in the judgment of the committee appointed by the Board of Directors that administers the Plans, will perform services of special importance in the management, operation and development of the business of the Company and its subsidiaries. The Committee consists of not less than three members of the Board, all of whom are non-employee directors.

Vesting Schedule.

The restricted stock awards and stock options vest pursuant to a schedule determined by the Committee. Stock options are awarded at the fair market value of Company common stock on the grant date and typically vest in 20% increments on each of five annual target dates designated in the written agreement granting such awards and options, conditioned on the continued employment of the awardee through such target dates. The Plans provide for the annual payment of additional compensation to persons holding restricted stock rights, whether or not vested, in an amount equal to any dividend that would have been payable to the holder of such rights if the holder had owned the stock subject to such rights.

Retirement Plans

Supplemental Retirement Plans.    The Company and its subsidiaries maintain supplemental retirement plans (“SRPs”) for certain executive and management personnel of the Company, Fisher Broadcasting, FPI and certain former employees of FMI. The SRPs are non-funded, non-qualified, non-contributory defined benefit plans. The SRPs do not require funding, but generally the companies have acquired annuity contracts and life insurance policies on the lives of the individual participants to assist in payment of retirement benefits. The companies are the owners and beneficiaries of such policies. Continued employment through the date of expected retirement is required for a participant’s benefit to vest under the SRP. The SRPs provide that the SRP benefits, together with all other pension and retirement benefits provided by the employing entity, including an amount equal to one-half of the participant’s Social Security benefits, will represent a specified percentage (between 50% and 70%) of the participant’s average annual compensation. “Average annual compensation” for purposes of the SRPs is determined by averaging the participant’s base salary over a period of the three consecutive years that will provide the highest average. The SRPs provide for payment of accrued benefits in the event of involuntary termination prior to age 65, and for death or disability benefits in the event of death or permanent disability prior to age 65. Mr. Krippaehne, Mr. Spector, Mr. Hillard and Mr. Weed are participants in a SRP.

Fisher 401(k) Retirement Plan.    The Company maintains a 401(k) Retirement Plan (the “Fisher 401(k) Plan”) to provide a savings incentive for employees of the Company and its subsidiaries. Through December 31, 2001, the Fisher 401(k) Plan involved a contribution by the Company and its subsidiaries, matching participant contributions on a dollar for dollar basis up to a maximum of 3% of participant compensation, and Company contributions to the Fisher 401(k) Plan vested at the rate of 20% per year of service, commencing with the first year of completed service. Effective January 1, 2002, the Company and its subsidiaries, match participant contributions on a dollar-for-dollar basis up to a maximum of 4% of participant compensation and, effective July 1, 2001, Company contributions to the Fisher 401(k) Plan vest immediately. Full-time and part-time employees are eligible to participate in the Fisher 401(k) Plan immediately upon hire. Messrs. Krippaehne, Spector, Tucker, Hillard and Weed participate in the Fisher 401(k) Plan.

REPORT ON EXECUTIVE COMPENSATION

During 2002, four directors of the Company, none of whom is an employee of the Company and all of whom qualify as “non-employee directors” for purposes of administering the Company’s stock incentive program under Section 16 of the Exchange Act, comprised the Compensation Committee of the Board of Directors (the “Committee”).

The Committee is responsible for: (i) reviewing and establishing the salary of officers and selected other key management employees of the Company and its subsidiaries; (ii) reviewing and establishing all cash bonuses under and pursuant to the Management Incentive Plans of the Company and its subsidiaries; (iii) reviewing and recommending changes in compensation for members of the Company’s Board of Directors and its Chairman; (iv) administering the equity incentive plans of the Company and reviewing and establishing all stock options and stock rights to be granted to officers and selected other key management employees of the Company and its subsidiaries; (v) authorizing the enrollment of selected management employees of the Company and its subsidiaries as new participants in the supplemental pension plans; and (vi) recommending to the Board any additional compensation or employee benefit programs of a substantial nature and changes to existing programs of the Company and its subsidiaries. The members of the Committee, which met eight times during 2002, were James W. Cannon, Chair, Phelps K. Fisher, Donald G. Graham, Jr. and John D. Mangels who retired in February 2003. In the course of discharging its duties, the Committee utilizes the services of appropriate independent consultants.

Approach to Compensation

Under the supervision of the Compensation Committee, the Company has designed its executive pay programs to: (i) attract and retain high-caliber personnel on a long-term basis; (ii) encourage the creation of shareholder value; (iii) link compensation to business results and shareholder returns over time; and (iv) maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

Elements of Compensation

The Company’s executive compensation program is comprised of three main components: (i) base salaries; (ii) annual cash bonuses to focus maximum effort on achieving profitability, operating accountabilities, and personal growth; and (iii) long-term incentives in the form of stock options and stock rights to focus efforts on achieving long-term growth in shareholder value.

The Committee believes that this three-part approach serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executives are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, compensation for executives involves a significant proportion of pay that is “at risk” – namely, the annual bonus and stock incentives. Annual cash bonuses permit individual performance to be recognized on an annual basis, and are based, in significant part, on an evaluation of the contribution made by the executive to Company performance. Stock options and stock rights cause a significant portion of long-term remuneration to be directly related to stock price performance. The Committee believes that the overall compensation of the executives is competitive with executive compensation offered by similar companies.

Base Salaries.     Base salaries are compared with independent salary surveys, and consultants are utilized on a regular basis to assure that the base compensation component is competitive with compensation offered by similar companies. The most recent survey compared the Company’s and its subsidiaries’ overall compensation with overall compensation of companies representing each business segment in which the Company competes for executive talent and included 266 companies in the corporate segment, and 37 from the broadcasting segment. Base salaries may be adjusted from time to time based on other factors. In recognition of results for 2001, effective January 1, 2002, the base salaries of several senior management employees, including the Chief Executive Officer, were reduced.

Annual Cash Bonuses.     Annual cash bonuses may be awarded to key management employees as provided by Management Incentive Plans designed to reward the achievement of high performance standards. Up to 40% of each bonus is based on operating performance. The balance of each bonus is based upon the attainment of one or more individual performance goals which will be: (i) objective and measurable; (ii) directly linked to the annual budget or business plan; and (iii) related to the accomplishment of milestones on long-term projects. The calculation of each bonus takes into account both the level of achievement and the importance of each goal. The achievement of each goal is determined separately, and no bonus for a specific goal is paid unless at least 90% of that goal is achieved.

Long-Term Incentive Program.     In 1995 the Company’s shareholders approved the Fisher Companies Incentive Plan of 1995. In 2001, the Company’s shareholders approved the Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”) and the Fisher Communications Incentive Plan of 2001, a stock incentive program (the “2001 Plan”). The Company does not intend to grant any new stock options or rights under the 1995 Plan. The purpose of the Long-Term Incentive Program (the “Program”) is to provide selected key management employees of the Company and its subsidiaries with an inducement to remain in the employ of the Company and to participate in the ownership of the Company and with added incentive to advance the interests of the Company and increase the value of the Company’s common stock.

Under the Program, the Committee in its sole discretion may grant stock options, performance stock rights, and restricted stock rights (“RSRs”) in amounts and on terms consistent with the 2001 Plan. Grants of stock options and RSRs are made on an individual basis. The Committee bases each grant on the individual’s responsibilities, potential for advancement, current salary, previous grants, the current price of Company common stock, the performance of Company common stock over time and, for all individuals other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. The Committee considers previous grants as well as the different nature of stock options and RSRs in making awards.

Stock options are awarded at the fair market value of Company common stock on the grant date and typically vest in 20% increments on the first, second, third, fourth and fifth anniversary of the grant date. The Committee has never rescinded an outstanding option and reissued it at a lower exercise price.

RSRs entitle the holder to receive a specified number of shares of Company common stock or cash equal to the fair market value of such shares on the vesting date. RSRs typically vest and are settled in 20% increments on the first, second, third, fourth and fifth anniversary of the grant date. Holders of RSRs are paid amounts equivalent to the dividends that would have been paid on the same number of shares of Company common stock until the shares become vested.

At December 31, 2002, there were 34 participants in the Program; outstanding options to purchase an aggregate of 422,798 shares of Company common stock; and outstanding RSRs entitling the holders to receive an aggregate of 1,504 shares of Company common stock.

Retirement Program.     The Company’s retirement program has historically included three basic tax-qualified plans: The Fisher Broadcasting Inc. Pension Trust which was available to eligible employees of Fisher Broadcasting Inc., the Retirement Plan for Certain Employees of Fisher Mills Inc. which was available to eligible employees of the Company, Fisher Mills Inc., Sam Wylde Four Company and Fisher Properties Inc., and the Fisher 401(k) Retirement Plan, which is available to eligible employees of the Company and its subsidiaries. All benefit accruals under the Fisher Broadcasting Inc. Pension Trust ceased as of June 30, 2000, the Pension Trust was terminated as of October 31, 2000, and on January 22, 2002, all benefits were distributed to plan participants. All benefit accruals under the Retirement Plan for Certain Employees of Fisher Mills Inc. ceased as of July 31, 2001, the Plan was terminated as of December 31, 2001 and on or before March 14, 2003 all benefits were distributed to plan participants. In addition, the Company and its subsidiaries maintain supplemental retirement plans (“SRPs”) for selected management employees of the Company and its subsidiaries to provide for benefits in addition to those provided by the tax-qualified plans. These plans are described in more detail elsewhere in this Proxy Statement.

Other Employee Benefits.     The Company and its subsidiaries offer other benefit plans, e.g., vacation; sick leave; and medical, disability, life and accident insurance, to all full-time employees. In addition, certain benefits, e.g., auto allowances and club dues, are provided to selected executives, including the named executive officers.

Considerations in Connection with Compensation Levels

Company Performance

The directors regularly review the Company’s performance and the achievement of shareholder value. This includes review of customary financial measures with respect to the Company, e.g., the Company common stock price and the common stock prices of comparable companies, the revenue and profit growth of the Company’s operating subsidiaries, and financial strength and management of financial resources.

Individual Performance

In connection with compensation for individual executive officers, the Committee consulted with the Chief Executive Officer in evaluating each individual’s leadership and managerial abilities, achievement of business unit and corporate objectives, potential for advancement or promotion and the relative value of the individual’s performance in the overall achievement of the Company’s objectives. In addition, in connection with the award of a stock option or RSR, the Committee considered the amount and terms of any previous award and the current price of the Company common stock.

The Committee also reviewed information regarding compensation practices and levels of competitors of the Company and its operating subsidiaries as well as non-competing companies of a similar size to the Company and its operating subsidiaries as compiled by an independent consulting firm or collected by the Company.

The Committee believes that the approach to compensation which it has adopted achieves the general purposes of the Company’s compensation objectives.

Chief Executive Officer’s Compensation

The Chief Executive Officer’s compensation is based on an evaluation of several performance factors. Where possible, objective measurements are used with heavy emphasis on the Company’s financial results and on effective implementation of the Company’s business and corporate objectives. In addition, a number of subjective evaluations of performance are used including, but not limited to, general leadership qualities, effective management of the Company’s human resources, the ability to anticipate and prepare for future opportunities and problems and the ability to maintain and augment the perception of the Company as a good corporate citizen in the communities in which it conducts business.

These evaluations and independent survey data are used to establish the total compensation to be paid to the Company’s Chief Executive. Once total compensation has been determined, it is divided into the same component parts (base salary, cash bonus, stock options and rights) and in approximately the same proportion as for the other management employees participating in the Company’s executive compensation programs.

In addition to the achievement of profit goals, the determination of the amount of bonus to be paid included a careful evaluation of performance in several other areas, including: (i) the successful acquisition of or investment in additional businesses which have potential for long-term increase in shareholder value, (ii) effective management of the Company’s financial resources, (iii) strong strategic leadership in technology areas vital to the Company’s long-term success in the information and communications business, and (iv) effective development and management of the Company’s human resources.

The Company’s Chief Executive Officer received a cash bonus of $115,000 for 2002 performance.

Employee Retention Agreements

In the third quarter of 2002 the Company initiated a review of strategic alternatives.

Due to the uncertainty implicit in this process and the importance of reinforcing and encouraging the continued employment, attention and dedication of key employees, the Company entered into retention agreements with 33 employees.

Under such agreements, if the employee continues to be employed for the period stated in the agreement, the employee will receive certain benefits.

Additional Information

The tables under “Executive Compensation” accompany this report and reflect the decisions covered by the foregoing discussion.

Section 162(m) of the Internal Revenue Code (the “Code”), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company’s executive officers. The Company may pay compensation that exceeds this amount.

This report is submitted over the names of the members of the Compensation Committee:

James W. Cannon, Chair

Phelps K. Fisher

Donald G. Graham, Jr.

STOCK PERFORMANCE GRAPH

The graph presented below illustrates the cumulative total return, as of December 31 of each year presented, to shareholders of the Company compared with the S&P 500 index, the Russell 2000 index, and a group of peer companies selected on a line-of-business basis and weighted for market capitalization assuming that $100 were invested in each on December 31, 1997 and that all dividends were reinvested. The Company has chosen to include in the stock performance graph a self-constructed peer group index to eventually replace the Russell 2000 index because it believes that comparing our performance to a peer group composed of broadcasting companies is more useful to investors than comparing our performance to the Russell 2000, which consists of companies with a similar market capitalization to the Company’s. Our peer group includes: ACME Communications, Belo Corp, Granite Broadcasting Corporation, Gray Television, Inc., Hearst-Argyle Television, Inc., Lin TV Corp., Paxson Communications Corporation, Sinclair Broadcast Group, Inc., Young Broadcasting Inc., Beasley Broadcast Group, Inc., Clear Channel Communications, Inc., Cox Radio, Inc., Cumulus Media Inc., Emmis Communications Corp., Entercom Communications Corp., Radio One Inc., Regent Communications, Inc., Saga Communications, Inc., Salem Communications Corporation, and Westwood One, Inc. Historical stock price performance is not necessarily indicative of future price performance.

Sources: Standard & Poor’s, Frank Russell Company, and Resource Data Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS  AND MANAGEMENT

The following tables set forth information as of December 31, 2002, with respect to the shares of Company common stock beneficially owned by (i) the directors of the Company, (ii) the non-director executive officers of the Company named in the Summary Compensation Table, and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity. When a person is a “co-trustee” or one of a number of directors of a corporation that owns shares of Company common stock, he or she has shared voting and investment power.

Directors:

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock
James W. Cannon	500		*

Phelps K. Fisher	273,796	(3)	3.2%

Carol H. Fratt	550	(4)	*

Donald G. Graham, Jr.	906,205	(5)	10.5%

Donald G. Graham, III	451,131	(6)	5.2%

William W. Krippaehne, Jr.	73,406	(7)	*

John D. Mangels(2)	1,000		*

Jean F. McTavish	59,400	(8)	*

Jacklyn F. Meurk	39,766	(9)	*

Jerry A. St. Dennis	0		*

George F. Warren, Jr.	770,289	(10)	9.0%

William W. Warren, Jr.	328,874	(11)	3.8%

*	Less than 1%
(1)	Shares held directly with sole voting and sole investment power, unless otherwise indicated.
(2)	Mr. Mangels retired from the Company’s Board of Directors in February 2003.
(3)	Mr. Phelps K. Fisher owns 84,960 shares. In addition, he has sole voting power and shared investment power as to 134,872 shares owned by K. R. Fisher Investment Company, and has sole voting power, pursuant to a power of attorney, as to 14,072 shares and 14,192 shares, respectively, owned by two of his adult sons. Mr. Fisher’s wife owns 23,000 shares. Includes 2,700 shares subject to purchase within sixty days upon the exercise of stock options.
(4)	Ms. Fratt owns 200 shares, her husband owns 300 shares, and her daughter owns 50 shares.
(5)

Mr. Donald G. Graham, Jr. owns 51,410 shares. In addition, he has sole voting power and shared investment power as to the 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Ownership of 5% or More of the Company’s Stock”). Additionally, Mr. Graham has voting and investment power as to 36,960 shares held by the estate of his deceased wife,

Felecia A. Graham, of which he is the personal representative and trustee. He also has voting power as to a total of 381,104 shares held by a trust under the will of Nellie Hughes Fisher, and a trust under the will of O. D. Fisher. Mr. Graham is the father of Donald G. Graham, III.

(6)	Mr. Donald G. Graham, III, owns 14,400 shares. In addition, he shares investment power as to 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Ownership of 5% or More of the Company’s Stock”). Mr. Graham is the son of Donald G. Graham, Jr.
(7)	Mr. Krippaehne holds 456 shares in an Individual Retirement Account and owns 8,630 shares jointly with his wife. Includes 64,320 shares subject to purchase within sixty days upon the exercise of stock options.
(8)	Ms. McTavish owns 240 shares. In addition, she shares voting and investment power, as one of three trustees, as to 59,160 shares held by a trust under the will of Vivien S. Fisher. Ms. McTavish is also one of two income beneficiaries under such trust.
(9)	Ms. Meurk owns 3,200 shares jointly with her husband. She is also a general partner in the Meurk Family Limited Partnership, which owns 11,440 shares, and shares voting and investment power with respect to such shares. Ms. Meurk also shares voting and investment power, as a trustee of the Revocable Living Trust of Elaine Fisher Gourlie, as to the 25,126 shares held by that trust.
(10)	Mr. George F. Warren, Jr. shares voting and investment power, as one of several trustees, as to 450,345 shares owned by the Lula Fisher Warren Trust and is an income beneficiary of such trust. In addition, he shares investment power with respect to 319,944 shares owned by the Warren Investment Company, of which he is a director. Mr. Warren is a first cousin of William W. Warren, Jr.
(11)	Mr. William W. Warren, Jr. owns 8,930 shares jointly with his wife. In addition, he shares investment power with respect to 319,944 shares owned by the Warren Investment Company, of which he is a director. Mr. Warren is a first cousin of George F. Warren, Jr.

Named Executive Officers (excluding officers who are also directors) and Directors and Executive Officers as a Group:

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock
Warren J. Spector	4,300	(2)	*

Benjamin W. Tucker	2,890		*

David D. Hillard	11,266		*

Mark A. Weed	20,450		*

All Executive Officers and Directors as a Group (19 persons)	2,195,831		25.6%

*	Less than 1%
(1)	Share amounts include options to purchase shares of Company common stock which are exercisable within 60 days as follows: Warren J. Spector, 3,300 shares; Benjamin W. Tucker, 2,390 shares; David D. Hillard, 9,770 shares; Mark A. Weed, 17,670 shares; directors and executive officers as a group 107,770 shares.
(2)	Mr. Spector’s shares are held by the Warren J. Spector Trust.

Beneficial Owners of 5% or More of the Company’s Stock

Name and Address	Number of Shares of Common Stock		Percentage of Outstanding Common Stock
Bank of America Corporation 100 South Tryon Street Charlotte, NC 28255	955,339	(1)	11.1%

O. D. Fisher Investment Co. 600 University Street, Suite 1525 Seattle, WA 98101	436,731	(2)	5.1%

Lula Fisher Warren Trust Union Bank of California P.O. Box 3123 Seattle, WA 98114	450,345	(3)	5.2%

The D. R. Fisher Trust UW of D. R. Fisher P.O. Box 98549 Des Moines, WA 98198	433,504	(4)	5.0%

George D. Fisher P.O. Box 98549 Des Moines, WA 98198	649,768	(5)	7.6%

William O. Fisher 6250 Chabot Road Oakland, CA 94618	437,904	(6)	5.1%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	516,570	(7)	6.0%

William H. Gates III One Microsoft Way Redmond, WA 98052	455,700	(8)	5.3%

Edward A. Gowey 17869 Ballinger Way NE Seattle, WA 98155	646,168	(9)	7.5%

Robin J. Campbell Knepper 1634 Lake Washington Blvd. Seattle, WA 98122	832,709	(10)	9.7%

Wendy Jean Wagner 1114 Tanglewood Drive Cary, NC 27511	770,289	(11)	9.0%

Mary Elizabeth Warren P.O. Box 155 Port Gamble, WA 98364	771,069	(12)	9.0%

(1)	Bank of America Corporation, as a fiduciary, possesses shared voting and investment power as to shares of Company common stock under a number of wills, trusts and agency arrangements.
(2)

Mr. Donald G. Graham, Jr. is President and director of the O. D. Fisher Investment Company (“ODFICO”) and is a 19.4% shareholder of the ODFICO individually or in his capacity as personal representative and trustee of the estates of his deceased wife and of his deceased mother, Juanita Fisher Graham. He has sole voting power with respect to the shares of Company common stock owned by ODFICO. Ms. Robin J.

Campbell Knepper is Chairman of the Board of Directors of ODFICO, and a 5.5% shareholder thereof; Mr. Donald G. Graham, III is Vice President, a director, and a 4.3% shareholder of ODFICO. The 436,731 shares owned by ODFICO are also reported as beneficially owned by Ms. Campbell and Messrs. Donald G. Graham, Jr. and Donald G. Graham, III.

(3)	The 450,345 shares held by the Lula Fisher Warren Trust are also reported as beneficially owned by Wendy Jean Wagner, George F. Warren, Jr., and Mary Elizabeth Warren who share voting and investment power as trustees of such trust.
(4)	Three trustees of the D. R. Fisher Trust share voting and investment power as to the 433,504 shares held by such trust. The shares held by the D. R. Fisher Trust are also reported as beneficially owned by Messrs. William O. Fisher, George D. Fisher and Edward A. Gowey as trustees of such trust.
(5)	Mr. George D. Fisher owns 4,800 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 433,504 shares held by such trust. Mr. Fisher is also President and a director of the D. R. Fisher Company, which owns 211,464 shares, and he shares voting and investment power with respect to such shares.
(6)	Mr. William O. Fisher owns 4,400 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 433,504 shares held by such trust. This does not include any of the 211,464 shares held by the D. R. Fisher Company, of which Mr. Fisher is a 1.125% shareholder.
(7)	Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by either Mario J. Gabelli or Marc J. Gabelli and for which either acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on Schedule 13D, dated May 22, 2001, made by Mario J. Gabelli, Marc J. Gabelli and related entities with the Securities and Exchange Commission.
(8)	Based on information provided by Mr. William H. Gates III in a Schedule 13D filed on February 28, 2003, the reported shares are owned by Cascade Investment, LLC (“Cascade”). Mr. Gates is the sole member of Cascade.
(9)	Mr. Gowey owns 1,200 shares jointly with his wife. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 433,504 shares held by such trust. Mr. Gowey is also an executive officer of the D. R. Fisher Company which owns 211,464 shares in which he has sole investment power with respect to such shares.
(10)	Ms. Knepper owns 228,288 shares. In addition, she shares voting power, as co-trustee, as to 167,640 shares held by Trusts A & B Under the Will of Peggy Locke Newman. Additionally, Ms. Knepper shares investment power as to the 436,731 shares held by the O. D. Fisher Investment Company. Ms. Knepper’s husband owns 50 shares and she disclaims beneficial ownership of the shares held by her husband.
(11)	Ms. Wagner shares voting and investment power, as one of several trustees, as to 450,345 shares owned by the Lula Fisher Warren Trust and is an income beneficiary of such trust. In addition, she shares investment power with respect to 319,944 shares owned by the Warren Investment Company, of which she is a director.
(12)	Ms. Warren owns 780 shares. Ms. Warren also shares voting and investment power, as one of several trustees, as to 450,345 shares owned by the Lula Fisher Warren Trust. In addition, she shares investment power with respect to 319,944 shares owned by the Warren Investment Company, of which she is a director.

TRANSACTIONS WITH MANAGEMENT

Certain directors and shareholders of the Company (together with employees and others), and/or entities in which such persons have direct or indirect interests, have made working capital loans to the Company. Such persons and/or entities hold promissory notes (“Notes”) from the Company reflecting such loans. At February 28, 2003, the total amount of Notes payable was approximately $756,000. The Notes are payable on demand and bear interest at a rate equal to the 90-day certificate of deposit (“CD”) rate for CDs of $100,000 or more as announced from time to time by Bank of America, less 0.25%. The Company currently anticipates that it will continue existing borrowings until payment is requested by the lender; however no new borrowings in this manner will be made.

At February 28, 2003, the Company was indebted under the loans described above to directors, or to entities in which such directors have a direct or indirect interest or serve in some capacity, in the following amounts: $592,000 to a trust of which Mr. Donald G. Graham, Jr., is a trustee.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of outstanding Company common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s Securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2002, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis, except that Mr. Ben Tucker filed a late Form 5 to report a May 2002 transaction, Mr. Patrick Holland filed a late Form 4 to report an August 2002 transaction, and Ms. Jacklyn Meurk filed an amendment to a Form 3 filed on June 23, 1997 to include the shares of common stock held by a trust of which she is a trustee and filed two late reports on Form 5 to cover the five transactions made by the trust during the fiscal years 1997 and 1998.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP, Independent Accountants, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2004 Annual Meeting of Shareholders must be received by us not later than, November 29, 2003 in order to be included in the proxy statement and form of Proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give timely notice of the proposal to the Company not earlier than November 29, 2003 and not later than December 28, 2003. Furthermore, receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2004 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2002, including financial statements. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 600 University Street, Suite 1525, Seattle, Washington 98101.

March 28, 2003

BY ORDER OF THE BOARD OF DIRECTORS

Sharon J. Johnston, Secretary

APPENDIX A

FISHER COMMUNICATIONS, INC.

AUDIT COMMITTEE CHARTER

As amended March 14, 2003

I.    GENERAL FUNCTIONS, AUTHORITY, AND ROLE

The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the systems of internal controls that management and the board of directors have established, and the company’s audit process.

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants to advise it, and may request any officer or employee of the company, its outside legal counsel or outside auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee.

The company’s outside auditor shall be accountable to the board of directors and to the audit committee, and the board of directors and audit committee shall have the authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor. In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the company’s outside auditor and the board of directors.

The responsibilities of a member of the audit committee shall be in addition to such member’s duties as a member of the board of directors.

While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits or to determine whether the company’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor.

The audit committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the audit committee.

II.    MEMBERSHIP

The membership of the audit committee shall consist of at least five members of the board of directors who shall serve at the pleasure of the board of directors. The membership of the audit committee shall meet the independence and financial literacy and experience requirements of The Nasdaq Stock Market, Inc. or similar requirements of such other securities exchange or quotation system as may from time to time apply to the company. The audit committee is empowered to select its chairman from time to time.

Audit committee members shall be designated by the full board of directors.

Each audit committee member shall be financially literate (at a minimum, able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement).

The audit committee shall include a member with sufficient financial expertise in accounting and auditing so as to be a “financial expert,” in accordance with such regulations of the U.S. Securities and Exchange Commission (the “SEC”) as may be applicable to the company from time to time, through (as set forth in SEC regulations):

(1)    education and experience as a chief financial officer, principal accounting officer, controller, public accountant or auditor, or experience in one or more positions involving the performance of similar functions;

(2)    experience actively supervising a chief financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(3)    experience overseeing or assessing the performance of companies or public accountants regarding the preparation, auditing or evaluation of financial statements; or

(4)    other relevant experience.

III.    RESPONSIBILITIES

The responsibilities of the audit committee shall be as follows:

A.	GENERAL

1.    Meet at least quarterly, or more frequently as circumstances or the obligations of the audit committee require.

2.    Report audit committee actions to the board of directors with such recommendations as the committee may deem appropriate.

3.    Quarterly review and reassess the adequacy of this charter and submit it to the board of directors for approval.

4.    Perform such functions as may be assigned by law, the company’s articles of incorporation or bylaws, or the board of directors.

B.	OUTSIDE AUDITOR

1.    As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

2.    Appoint the outside auditor and, as necessary, take reasonable steps to confirm with the outside auditor that the outside auditor shall report directly to the audit committee, with the understanding that the outside auditor shall be ultimately accountable to the audit committee and to the board, as representatives of the shareholders of the company.

3.    Approve the compensation of the outside auditor.

4.    As necessary, review and approve the discharge of the outside auditor.

5.    Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) if the audit committee shall deem it appropriate, taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the outside auditor.

6.    In performing Item 5 above, the audit committee shall consider whether the outside auditor’s provision of financial systems design and implementation services and any other non-audit services is compatible with the independence of the outside auditor.

7.    Resolve disagreements between management and the outside auditor.

8.    Pre-approve the retention of the outside auditor for all audit and such non-audit services as the outside auditor is permitted to provide the company. Pre-approval of audit and non-audit services may not be delegated to management, but may be delegated to one or more members of the audit committee so long as that member or members report their decisions to the audit committee at all regularly scheduled meetings. In considering whether to pre-approve any non-audit services, the audit committee or its delegate(s) shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

9.    Ensure that the audit committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

10.    At least annually, evaluate the outside auditor’s performance and independence.

11.    Discuss with the outside auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time.

12.    Ensure that the outside auditor’s lead partner and reviewing partner are replaced every five years.

C.	AUDIT PROCESS AND RESULTS

1.    Consider, in consultation with the outside auditor, the audit scope and plan of the internal auditors and the outside auditor.

2.    Review with the outside auditor the coordination of the audit effort for the effective use of audit resources.

3.    Consider and review with the outside auditor:

a.    The adequacy of the company’s internal controls including computerized information system controls and security.

b.    Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

c.    The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified and supplemented from time to time.

4.    Review and discuss with management and the outside auditor at the completion of the annual examination:

a.    The company’s audited financial statements and related footnotes.

b.    The outside auditor’s audit of the financial statements and their report thereon.

c.    Any significant changes required in the outside auditor’s audit plan.

d.    Any serious difficulties or disputes with management encountered during the course of the audit.

e.    Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

5.    Consider and review with management:

a.    Significant findings during the year and management’s responses thereto.

b.    Any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information.

c.    Any changes required in the planned scope of the audit plan.

6.    Meet with the outside auditor and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

7.    Obtain and review timely reports from the independent auditor regarding:

a.    critical accounting policies to be used,

b.    alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and

c.    other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

D.	SECURITIES AND EXCHANGE COMMISSION FILINGS

1.    Review filings with the Securities and Exchange Commission and other published documents containing the company’s financial statements.

2.    Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

E.	INTERNAL CONTROLS AND LEGAL MATTERS

1.    Review the company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the outside auditor.

2.    Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls. Review any report issued by the company’s outside auditor regarding management’s assessment of the company’s internal controls.

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level underground, parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor Lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

DETACH HERE

PROXY

PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS OF

FISHER COMMUNICATIONS, INC.

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Phelps K. Fisher, Donald G. Graham, Jr., William W. Krippaehne, Jr., Jean F. McTavish, and Jacklyn F. Meurk and each of them (with full power to act alone), proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2003 annual meeting of its shareholders to be held at Fisher Plaza, 140–4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 24, 2003, or any adjournments thereof, as indicated with respect to the proposal on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal described on the reverse side. If no directions are given, the above-named proxies intend to vote the shares represented by this proxy “FOR” such proposal.

PLEASE EXECUTE THIS PROXY WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, AND RETURN THE PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR STOCK WILL BE REPRESENTED IN ALL EVENTS AND SO THAT WE MAY HAVE A QUORUM. PLEASE SIGN YOUR NAME BELOW. WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE TITLE AS SUCH. JOINT OWNERS SHOULD EACH SIGN.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

FISHER COMMUNICATIONS, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8045

EDISON, NJ 08818-8045

Voter Control Number

Your vote is important. Please vote immediately.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example.	4701

FISHER COMMUNICATIONS, INC.

1.	Election of Directors. To elect the nominees listed at the right to serve as directors for a three-year term	FOR ALL NOMINEES ☐	WITHHOLD FOR ALL NOMINEES ☐	WITHHOLD only for Nominees listed below ☐	Nominees:	James W. Cannon Phelps K. Fisher Jacklyn F. Meurk Jerry A. St. Dennis

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) above:

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature: Date: Signature: Date: